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                                                                     Exhibit (B)


[SunTrust Letterhead]



May 12, 1997


SouthCap Corporation
211 Seventh Avenue #405
Nashville, Tennessee 37219
Attn:  Fred G. Frick, Executive Vice
       President and Chief Financial Officer

Re:      $6,000,000 Loan to SouthCap Corporation

Dear Mr. Frick:

SunTrust Bank, Nashville, N.A. ("LENDER") is pleased to offer the following loan commitment (the "COMMITMENT") to SouthCap Corporation, a Tennessee corporation, subject to the terms and conditions set forth in this commitment letter ("COMMITMENT LETTER").

The major terms of the loan (the "LOAN") are described in general on the attached term sheet and are incorporated herein by reference. The attached term sheet summarizes our current understanding of the type of facility that we are willing to offer to you, but the actual terms of the Loan will be evidenced by a definitive and detailed loan agreement ("LOAN AGREEMENT") and related documents, all in form and substance acceptable to Lender and containing such terms, conditions, covenants, representations, defaults and remedies as Lender may require (collectively, the "LOAN DOCUMENTS").

Borrower and Lender agree that this Commitment Letter does not contain all the terms and conditions that will govern the Loan, or cover the wide variety of issues that the Loan Documents will address. Borrower understands that the Loan Documents will place significant restrictions on Borrower, and its subsidiaries. Lender shall have no obligation to fund the Loan or enter into further written agreements unless and until a satisfactory Loan Agreement and other Loan Documents have been executed.

By your acceptance, you acknowledge that this Commitment Letter is issued in reliance on the information that you have provided to us, and at a time before we have completed a full business, credit, and legal analysis of Borrower and the transactions contemplated by this Commitment. As a result of further investigation and analysis by us and our counsel, impediments to closing may come to our attention. While our mutual efforts will be directed toward the closing of this transaction, we may require that the transaction be restructured. If the conditions in this Commitment Letter have not been met to Lender's satisfaction before closing, or if there is a material adverse change in the business or affairs of Borrower and/or United Home Life Insurance Company ("HOME LIFE"), or if Lender discovers adverse circumstances of which it was unaware, or if any representation of Borrower made in connection with or as an inducement to the making of the Loan is untrue or misleading in any respect, the commitment to lend evidenced by this Commitment Letter shall be null and void.

The parties acknowledge that this Commitment contemplates only a lending relationship and that there is and shall be no agency, partnership, joint venture or fiduciary relationship between Lender and Borrower.


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SouthCap Corporation
May 12, 1997
Page 2



This Commitment Letter supersedes all previous oral and written negotiations, proposals, commitments and understandings of any nature whatsoever, and may be amended or modified only in writing signed by all parties.

The Commitment is not transferable and may not be assigned without the written permission of Lender.

If Borrower accepts the Commitment and the terms and conditions herein, please have a copy of this Commitment Letter signed and delivered to Lender at the address stated above (by facsimile transmission or otherwise), along with the required commitment fee, on or before 5:00 p.m. (Central Time), on May 16, 1997. This Commitment Letter shall not be effective or bind Lender unless Borrower has accepted it and returned a signed copy to Lender by such time.

We appreciate the opportunity to respond to your financing needs and hope you will find this commitment attractive.


Very truly yours,

SUNTRUST BANK, NASHVILLE, N.A.


By: /s/ Teresa Kirby

Title: Group Vice President


BORROWER'S ACCEPTANCE:

The foregoing terms and conditions are hereby accepted and agreed to this 12th day of May, 1997.


SOUTHCAP CORPORATION


By: /s/ Fred G. Frick

Title: Executive Vice President


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                         SUNTRUST BANK, NASHVILLE, N.A.

                                   TERM SHEET
               (Attached to Commitment Letter Dated May 12, 1997)

LOAN:

- Loan of up to $6,000,000 for a term of three (3) years. Provided, however, that the amount advanced under the Loan shall not exceed at any time an amount equal to the current market value of Borrower's Eligible Liquid Assets which shall be defined in the Loan Agreement.

PURPOSE:

- The proceeds of the Loan will be used solely by Borrower to acquire at least 50.1% of the outstanding voting stock of Home Life. No advance under the Loan will be permitted until Borrower has acquired (or will acquire with the initial advance) 50.1% of the outstanding voting stock of Home Life.

INTEREST RATE:

- The Loan shall bear interest at a varying rate per annum equal to the "base rate of interest" from time to time charged by Lender. The "base rate of interest" is defined as that rate of interest established from time to time and announced by Lender as the "base rate," which is used as an index for establishing interest rates on loans. The interest rate shall be adjusted daily to reflect any changes in such "base rate of interest".

COLLATERAL:

- Pledge of all issued and outstanding stock of all presently existing and hereafter acquired subsidiaries of Borrower.

- Security interest in all presently existing and hereafter acquired assets of the Borrower, including, without limitation, all cash accounts, securities equipment, and any interests in real property.

- Assignment of $2,000,000 in life insurance proceeds on the life of
F. W. Lazenby.

- Negative pledge of all assets of Borrower's subsidiaries, whether presently existing or hereafter acquired.

FEES AND EXPENSES:

- Commitment fee of $12,000 fully earned and non-refundable on acceptance of this Commitment Letter and payable upon execution of this Commitment Letter.

- Borrower shall pay all Lender's reasonable legal fees and other expenses and all closing costs, expenses, filing fees, and similar charges paid or incurred in connection with this Commitment Letter, the structuring of the Loan or otherwise in connection with the Loan, regardless of whether the Loan is closed or funded, and all costs and expenses incurred by Lender in the enforcement or protection of its rights. All such amounts shall be due and payable by Borrower upon Lender's demand.



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FINANCIAL REPORTING:

Quarterly unaudited consolidated and consolidating financial statements, annual audited consolidated and consolidating financial statements, and other information as requested by Lender.

CONDITIONS AND CONTINGENCIES:

Completion of Lender's due diligence and legal review. Negotiation and execution of loan agreement, notes, security agreements, mortgages, pledge agreements, negative pledge agreements, certificates, financing statements and other documentation in form and substance satisfactory to Lender, containing such terms, conditions, representations, warranties, covenants, defaults, remedies and other matters as Lender may deem appropriate, which may be different from or in addition to those described herein. Satisfactory legal opinions and evidence of Borrower's status and authorization of Loan. Other conditions include the absence of material adverse change in Borrower's condition or business.

GOVERNING LAW:

This Commitment Letter and the Loan Documents shall be governed by Tennessee law.

EXPIRATION AND ACCEPTANCE:

5:00 p.m. (Central Time) on May 16, 1997. Once accepted, should the Loan not close for any reason, this Commitment Letter shall not be effective or bind Lender, but Borrower shall reimburse Lender for all its costs and expenses (including reasonable legal fees) incurred in connection with the preparation of the Loan Documents and the transactions described herein. Any commitment made pursuant to this Commitment Letter or in respect of the Loan shall expire if the definitive Loan Agreement and other Loan Documents are not fully executed and delivered within 60 days after the date that this Commitment Letter is signed by Borrower.